                                   Exhibit 11

                        COMPUTATION OF EARNINGS PER SHARE


                                                                       THREE MONTHS ENDED
                                                                 -----------------------------
                                                                   3/31/00           3/31/99
                                                                 -----------       -----------
           BASIC AND DILUTED

Net earnings applicable to common stock:

      Loss                                                       $(1,938,989)      $  (833,893)
      Deduct preferred stock dividends paid                          (31,830)          (31,830)
                                                                 -----------       -----------

Net loss applicable to common stock                              $(1,970,819)      $  (865,723)
                                                                 ===========       ===========

Weighted average number of common shares outstanding               6,511,902         5,784,347
                                                                 ===========       ===========

LOSS PER SHARE - Basic and Diluted                               $      (.30)      $     (0.15)
                                                                 ===========       ===========


The exercise of outstanding stock options, convertible subordinated debenture and convertible preferred stock were not included of the calculations of diluted earnings per share, as their effect would be antidilutive.